Exhibit 99.1

        Transgenomic to Provide Manufacturing Support for Development of
                      Novel Regulatable Anticoagulant Drug


      Partnering with Regado Biosciences to Advance Synthetic Nucleic Acid
                        Drug-Antidote Pair Toward Clinic


    OMAHA, Neb., March 22 /PRNewswire-FirstCall/ -- Transgenomic Inc. (Nasdaq: TBIO) announced today that it has signed a contract with North Carolina-based Regado Biosciences to manufacture the two components of an antidote-controlled, regulatable anticoagulant therapy. Transgenomic will also provide a range of related services, including analytical method development, stability studies and other related formulation development activities, in support of Regado's advance toward an investigational new drug
(IND) filing. Oligonucleotide manufacturing and related development work will be completed at the Company's facility in Boulder, Colo. Some of the chemical building blocks that serve as raw materials in synthetic DNA and/or RNA manufacture will be supplied by Transgenomic's plant in Glasgow, Scotland, for this and future work.

    Regado has developed antidote-controlled aptamer technology, allowing the reversal of an aptamer's therapeutic activity. Regado's development-stage anticoagulant therapy consists of an RNA-based aptamer, which inhibits the therapeutic target, and a synthetic oligonucleotide, which binds the aptamer and functions as the "antidote." Appropriately timed use of the two molecules in combination represents a novel approach aimed at reducing potential complications associated with antithrombotic therapies. This technology, as described in the journal Nature (Rusconi et al. 2002. Nature 419: 90-94), has been shown to reverse the anti-clotting activity of Regado's lead anticoagulant aptamer in both cellular and animal models.

    "We are delighted to have the opportunity to partner with Regado in their efforts to move their innovative regulatable drug-antidote technology toward the clinic," said Collin D'Silva, Transgenomic's CEO. "Regado is the type of customer likely to reap maximum benefit from our position as a vertically-integrated supplier of nucleic acids products and value-added services. Our combined offerings provide a comprehensive solution to support the transition from research to production-scale cGMP manufacturing and enable progression through the clinical development process."

    Doug Gooding, CEO of Regado Biosciences, commented that Transgenomic's synthetic nucleic acid manufacturing and development expertise is a valuable asset in Regado's clinical development efforts. "Our RNA-based lead drug candidate requires both the incorporation of non-standard nucleic acid building blocks, as well as other chemical modifications. We believe Transgenomic will prove to be a valued partner in this development process, as the company possesses a significant proportion of what is currently a limited pool of experience and expertise in this area. Their activities on our behalf will allow us to focus our energies on our clinical trials strategy and continuing the evolution of our technology platform."


    About Regado

    Regado Biosciences is an early-stage biopharmaceutical company positioned to become a world leader in the discovery, development and commercialization of antidote-controlled therapeutics. Its proprietary technology allows Regado to generate highly specific antidotes for each new drug it develops. The rational design of drug-antidote pairs represents a new paradigm for developing safer therapeutics that address multi-billion dollar markets in acute care medicine. The initial focus of the Company is on developing antidote-controlled drugs that prevent or eliminate blood clots ("antithrombotics").

    For more information, please contact Doug Gooding at 919-949-2990.


    About Transgenomic

    Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's BioSystems segment offers its WAVE(R) Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been over one thousand systems installed in over 30 countries around the world. In addition, the BioSystems segment offers WAVE-based biomarker discovery and validation services in support of translational research, pre-clinical and clinical studies.

    Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics, as well as a comprehensive menu of services, including nucleic acid chemistry R&D, process development, analytical methods development, cGMP oligonucleotide manufacturing, quality control and regulatory support.

    For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the Company's Web site at www.transgenomic.com.


    Cautionary Statement

    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to supporting the transition of drug candidates from research to production-scale cGMP manufacturing and enabling progression through the clinical development process. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.


    For confirmation of release or further information contact:

     Transgenomic:
     Mitchell L. Murphy            Robert J. Pogulis, Ph.D.
     Transgenomic Inc.             Transgenomic Inc.
     402-452-5418                  845-782-9617
     mmurphy@transgenomic.com      rpogulis@transgenomic.com

     Regado Biosciences
     Doug Gooding
     Regado Biosciences
     919-949-2990


SOURCE  Transgenomic Inc.
    -0-                             03/22/2004
    /CONTACT: Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com, both of Transgenomic Inc.; or Doug Gooding of Regado Biosciences, +1-919-949-2990/
    /Web site:  http://www.transgenomic.com /
    (TBIO)

CO:  Transgenomic Inc.; Regado Biosciences
ST:  Nebraska, North Carolina, Scotland, Colorado
IN:  HEA MTC BIO
SU:  PDT CON